UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2022
EXAGEN INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39049	20-0434866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1261 Liberty Way
Vista, CA 92081
(Address of principal executive offices) (Zip Code)
(760) 560-1501
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XGN	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05    Costs Associated with Exit or Disposal Activities.
On December 5, 2022, the Board of Directors of Exagen Inc. (the “Company”) approved a reduction in force intended to conserve the Company’s current cash resources. The Company will reduce its current workforce by 42 employees (the “Reduction in Force”).

The Company estimates that it will incur aggregate pre-tax charges of approximately $750,000 in connection with the reduction in force, primarily consisting of notice period and severance payments, employee benefits and related costs. The Company expects that the reduction in force will be complete by the end of December 5, 2022 and that these one-time charges will be incurred in the fourth quarter of 2022.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Termination of Executive Officers
On December 5, 2022, Debra Zack, M.D., Ph.D., the Company’s Chief Medical Officer, was removed from her position and her employment terminated in connection with the Reduction in Force. Dr. Zack is entitled to severance under that certain Amended and Restated Executive Change in Control and Severance Plan, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.
On December 5, 2022, in connection with Dr. Zack’s termination, the Company and Dr. Zack entered into a consulting agreement (the “Consulting Agreement”) and a severance agreement (the “Severance Agreement”). Pursuant to the Consulting Agreement, among other things, (i) each of Dr. Zack’s unvested stock options and restricted stock awards will remain unvested and continue to be eligible to vest during the term of the Consulting Agreement, and (ii) for the period commencing on December 5, 2022 and ending on March 31, 2023, with the option for the Company to extend the term for an additional three months, Dr. Zack will provide consulting services to the Company at an hourly rate of $250.00. The Severance Agreement provides, among other things, that Dr. Zack will be entitled to receive the following, in accordance with the Company’s Amended and Restated Executive Change in Control and Severance Plan (the “Severance Plan”): (i) lump sum Separation Pay (as defined in the Severance Plan) equivalent to six months her current annual base salary ($201,571.00), less applicable payroll deductions and (ii) reimbursement of up to six months of COBRA premiums. The foregoing description is qualified in its entirety by the Consulting Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.
Appointment of Executive Officers
On December 5, 2022, Mark Hazeltine, the Company’s current Chief Operating Officer was appointed to serve as the Company’s Chief Business Officer.
Mr. Hazeltine has served as the Company’s Chief Operating Officer since March 2021 and served in multiple key leadership roles including General Manager, Senior Vice President of Finance and Corporate Development, Vice President of Finance, and Senior Director of Financial Planning and Analysis since joining the Company in March 2015. Prior to joining the Company, from September 2010 to March 2015, Mr. Hazeltine served as Director of Financial Planning and Analysis and Director of Financial Business Processes at CareFusion, a medical technology corporation. Mr. Hazeltine also worked in multiple management roles at multinational organizations including Kyocera and Qualcomm. Mr. Hazeltine received a B.A. in Business Administration from the University of San Diego and an M.B.A. from the Marshall School of Business at the University of Southern California.
Forward-Looking Statements: This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on expectations and estimates of management of the Company which may differ from any actual results and consequently you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include, without limitation, statements related to the intended benefits of the Company’s reduction in force; the number of employees impacted by the reduction in force; and the Company’s expectations regarding the estimated costs, the timing of such costs, and the timing of completion of the reduction in force. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those implied by forward-looking statements. All forward-looking statements in this Current Report on Form 8-K are based on information available to the Company as of the date of this filing. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Consulting Agreement, dated as of December 5, 2022, by and between the Company and Debra Zack, M.D., Ph.D.
104	Cover Page Interactive Data file (formatted as Inline XBRL).
* Attachments omitted pursuant to Item 601(a)(5) of Regulation S-K. The names of the omitted attachments are referenced in the as-filed Exhibit.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAGEN INC.

Date: December 5, 2022	By:	/s/ Kamal Adawi
Name: Kamal Adawi
Title: Chief Financial Officer